FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of ______________, 2018 by and between TIDAL ETF TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”). TOROSO INVESTMENTS, LLC, the investment adviser to the Trust (the “Adviser”), is a party hereto with respect to Article 7 only.
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, Fund Services is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Trust desires to retain Fund Services to provide accounting services to each series of the Trust listed on Exhibit A attached hereto (as amended from time to time) (each, a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Fund Accountant

The Trust hereby appoints Fund Services as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of Fund Services described in this Agreement shall include those duties as are normally and customarily performed by fund accountants in conjunction with such descriptions.

2.	Services and Duties of Fund Services

Fund Services shall provide the following accounting services to each Fund:

A.          Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the relevant Fund’s investment adviser.

(2)
For each valuation date, obtain prices from pricing sources approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of a Fund with the Trust’s custodian.

(6)	Transmit a copy of the portfolio valuation to the relevant Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.          Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Trust, on behalf of a Fund, as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Trust, on behalf of a Fund.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Fund Services and the Trust, on behalf of a Fund.

(4)	Provide expense accrual and payment reporting.

C.          Fund Valuation and Financial Reporting Services:

(1)
Account for, on a Fund-by-Fund basis, Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Trust’s transfer agent on a timely basis.

(2)
Determine net investment income (earnings) for each Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)	Maintain a general ledger and other accounts, books, and financial records for each Fund.

(4)	Determine the net asset value of each Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

(5)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of each Fund.

(6)	Communicate to the Trust, on behalf of each Fund, at an agreed upon time, the per share net asset value for each valuation date.

(7)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(8)	Prepare monthly security transactions listings.

D.          Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of each Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for each Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust, on behalf of each Fund.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.          Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making each Fund’s accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records for the Trust, on behalf of each Fund, as required by the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

(4)
In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Fund Services will provide the Trust’s Chief Compliance Officer with reasonable access to Fund Services’s personnel and fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Trust.

(5)
Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on each Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights

A.
The valuation information and evaluations being provided to the Trust by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust for internal purposes and use in the normal conduct of its business and will not redistribute the Data in any form or manner to any third party, except for its advisers, agents and consultants.  The Trust has a limited license to use the Data only for purposes necessary to valuing a Fund’s assets and reporting to regulatory bodies (the “License”).  The Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.

The Trust acknowledges the proprietary rights that Fund Services and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.
Fund Services may stop supplying some or all Data to the Trust if Fund Services’ suppliers terminate any agreement to provide Data to Fund Services.  Also, Fund Services may stop supplying some or all Data to the Trust if Fund Services reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of Fund Services’ suppliers demand that the Data be withheld from the Trust.  Fund Services will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.
For each valuation date, Fund Services shall obtain prices from a pricing source recommended by Fund Services and approved by the Board of Trustees and apply those prices to the portfolio positions of each Fund.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Trust, on behalf of a Fund, desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply Fund Services with the price of any such security on each valuation date.  All pricing changes made by the Trust, on behalf of a Fund, will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.
In the event that the Trust, on behalf of a Fund, at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by Fund Services and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by Fund Services and its suppliers in this respect.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written notice to Fund Services.

6.	Changes in Equipment, Systems, Etc.

Fund Services reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

7.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  The Adviser shall pay the fees set out in Exhibit B together with the fees for all other services provided to the Trust by Fund Services (including its parent and affiliated entities) pursuant to a certain Fund Sub-Administration Servicing Agreement, Transfer Agent Servicing Agreement, Custody Agreement and Distribution Agreement as a combined unitary fee to Fund Services.  Fund Services shall also be reimbursed for such miscellaneous expenses (set forth in Exhibit B) as are reasonably incurred and documented by Fund Services in performing its duties hereunder.  The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute.  The Adviser shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith.  The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

8.	Representations and Warranties

A.	The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all laws and regulations, both state and federal, applicable to it and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.
Fund Services shall use best efforts and exercise reasonable care in the performance of its duties under this Agreement.  Neither Fund Services nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any third party in connection with its duties under this Agreement, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement or breach of this Agreement.  Notwithstanding any other provision of this Agreement, if Fund Services has used best efforts and exercised reasonable care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless Fund Services and its suppliers from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services or its suppliers may sustain or incur or that may be asserted against Fund Services or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, provided that Fund Services shall be liable any errors or omissions in its own calculations contained in such information, service, report or analysis, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement, breach of this Agreement, or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement.  Fund Services shall endeavor to provide the Trust, on behalf of the relevant Fund(s), such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which Fund Services seeks indemnity from a Fund.  This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement; provided that a Fund’s continuing obligations to indemnify Fund Services after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Fund Services provision of services pursuant to this Agreement.  As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust, on behalf of a Fund, may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, breach of this Agreement, or from Fund Services’ bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services.  Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services.  Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct non-material administrative errors at its own expense, provided that Fund Services shall provide advance written notice to the Trust detailing the action it intends to take prior to taking such action.  For material administrative errors, Fund Services reserves the right to reprocess and correct administrative errors at its own expense upon consultation with the Trust and in such manner as agreed to by the Trust.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

A.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

B.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

C.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

10.	Notification of Error

The Trust will notify Fund Services of any discrepancy between Fund Services and the Trust, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of:  (i) three business days after receipt of any reports rendered by Fund Services to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.
Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that Fund Services shall promptly notify the Trust of such request or permitted by applicable law or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agents or service providers, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.
The Trust, on behalf of itself and its trustees, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

14.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to a Fund’s portfolio investments as set forth in its current prospectus and statement of additional information (or similar disclosure documents) included in such Fund’s registration statement on Form N-1A filed with the SEC.  Fund Services’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

15.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years.  This Agreement may be terminated effective at the end of such initial term by either party upon giving at least 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Subsequent to the end of the two (2) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for Fund Services by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction (“Termination Upon Direction”).  This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Trust’s Board of Trustees.

16.	Early Termination

In the absence of any material breach of this Agreement or a Termination Upon Direction, should the Trust elect to terminate this Agreement prior to the end of the two (2) year term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all reasonable and documented costs associated with a. to c. above.

17.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust (which shall include only reasonable and documented miscellaneous expenses), transfer to such successor all relevant books, records, correspondence and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

18.          Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

19.          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.          No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.          Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.          Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.          Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party:

Notice to Fund Services shall be sent to:

U.S. Bank Global Fund Services
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Trust shall be sent to:

Tidal ETF Trust
898 North Broadway
Suite 2
Massapequa, NY  11758
Attn:  President

24.          Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

25.          Fidelity Bond

Fund Services shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder.  Upon the request of the Trust, Fund Services shall provide evidence that coverage is in place.  Fund Services shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled.  Such notification shall include the date of cancellation or reduction and the reasons therefore.  Fund Services shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by Fund Services under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

26.          Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

27.          Limited Recourse

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund.  All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

28.          Construction

Any reference in this Agreement to a form, statute or regulation shall include any successor thereto.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

TIDAL ETF TRUST

By:

Name:

Title:

Date:

U.S. BANCORP FUND SERVICES, LLC

By:

Name:

Title:

Date:

TOROSO INVESTMENTS, LLC

By:

Name:

Title:

Date:

Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of Tidal ETF Trust

Name of Series

Aware Ultra-Short Duration Enhanced Income ETF

Exhibit B to the Fund Accounting Servicing Agreement

Base Fee for Accounting, Transfer Agent & Account Services
The following reflects the greater of the basis point fee or annual minimum1 where Toroso Investments, LLC acts as Adviser to an Aware ETF or a SoFi ETF in the Tidal ETF Trust.
Annual Minimum per Fund per Fund Family		Basis Points on AUM per Fund Family
Funds 1-10	$[ ]	First $[ ]	[ ] bps
Funds 11+	$[ ]	Next $[ ]	[ ] bps
		Balance	[ ] bps

See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees
1Each Fund, regardless of asset size, will have fees allocated to it equal to the per Fund minimum.  Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each Fund based on the percent on AUM.
Once a Fund is operational, should “The Adviser” terminate this service agreement with USBFS prior to the end of the initial two year period, “The Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch.  To avoid doubt, if “The Adviser” launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, “The Adviser” would owe would owe USBFS up to 50% of $[  ].
In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

Fees are calculated pro rata and billed monthly.

Accounting, Sub-Administration, Transfer Agent & Account Services
(in addition to the Base Fee)

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)
▪	$[ ]– Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$[ ]– Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$[ ]– CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$[ ]– Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ]– Bank Loans
▪	$[ ]– Swaptions
▪	$[ ]– Intraday money market funds pricing, up to 3 times per day
▪	$[ ]– Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>25per day)

NOTE:  Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees.  Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions
▪	$[ ]per Foreign Equity Security per Month
▪	$[ ]per Domestic Equity Security per Month
▪	$[ ]per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

▪	$[ ] per security per month for fund administrative

Chief Compliance Officer Support Fee

▪	CCO Support annual fee per trust; $[ ] per USBFS service selected (sub-administration, accounting, transfer agent, custodian)

Chief Compliance Officer Support Fee includes the following services:
▪
Access to all USBFS business line materials via the CCO Portal including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual USBFS CCO Review, SSAE 16 audits of business lines

▪
Assist the Fund CCO with quarterly 38a-1 certifications including a review of any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act

▪	Testing of procedures and controls across all business lines with access to business line managers and subject matter experts
▪	Quarterly CCO teleconferences and “Focus Calls” specific to current topics such as cybersecurity
▪	CCO forums held periodically throughout the year in major cities
▪	Annual client conference which includes CCO roundtable discussions
▪	SEC exam support
▪	Other items, including sharing of industry best practices across many areas

NOTE:  The CCO Support team does NOT serve as the Trust CCO.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Supplemental Services for Fund Accounting, Fund Sub-Administration & Portfolio Compliance (provided by USBFS upon client need and/ or request)

SEC Modernization Requirements

▪	Form N-PORT – $[ ]per year, per Fund
▪	Form N-CEN – $[ ]per year, per Fund

Daily Compliance Services

▪	Base fee – $[ ]per fund per year
▪	Setup – $[ ]per fund group

Section 18 Daily Compliance Testing (for derivatives and leverage)

▪	$[ ]set up fee per fund complex
▪	$[ ]per fund per month

Controlled Foreign Corporation (CFC)

▪	USBFS Fee Schedule plus $15,000

C-Corp Administrative Services

▪	1940 Act C-Corp – USBFS Fee Schedule plus $[ ]
▪	1933 Act C-Corp – USBFS Fee Schedule plus $[ ]

Ongoing Annual Legal Administration Services

Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements
▪	$[ ]first fund
▪	$[ ]each additional fund up to 5 funds
▪	Fees will be negotiated for fund 6+

Section 15(c) Reporting

▪	$[ ]per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-	Performance reporting package: Peer Comparison Report
▪	Standard data source – Morningstar; additional charges will apply for other data services

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:  Portfolio Composition File (PCF) management services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Fees are calculated pro rata and billed monthly.